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                                                                     EXHIBIT 5.1



                               January 31, 1997


Pharmacopeia, Inc.
101 College Road East
Princeton, NJ 08540

Gentlemen:

     We refer to the registration of 1,000,000 shares (the "Shares") of Common Stock, $0.0001 par value, of Pharmacopeia, Inc. (the "Company") to be offered pursuant to the Pharmacopeia, Inc. 1994 Incentive Stock Plan, as amended (the "Plan") in a registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act").

     In rendering this opinion, we have examined the Plan, copies of the Registration Statement, copies of the corporate charter and by-laws of the Company, as amended, copies of certain resolutions of the Board of Directors of the Company and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

     Based on the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the exercise of options granted in accordance with the provisions of the Plan (after all required stockholder approval thereof) and in accordance with the Registration Statement, the Shares will be validly issues, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Yours truly yours,

                                        /s/ Dechert Price & Rhoads

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